Filed pursuant to Rule 424(b)(3)
Registration No. 333-168006
Prospectus Supplement No. 1 dated September 1, 2010
(to Prospectus dated July 15, 2010)

6,950,000 SHARES

CURRENCYSHARES® SWISS FRANC TRUST

This Prospectus Supplement No. 1 amends and supplements our prospectus dated July 15, 2010 (the “Prospectus”) and should be read in conjunction with, and must be delivered with, the Prospectus.

Under “The Offering – Interest on deposits” on page 3 of the Prospectus, the fifth, sixth and seventh sentences in the first paragraph are hereby deleted and replaced in their entirety with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in the Tom-Next Overnight Indexed Swap rate (the “TOIS rate”), other market conditions or the Depository’s liquidity needs. The TOIS rate is an effective overnight reference rate for the Swiss Franc and is indicative of the interest rate banks charge each other on overnight loans made between them. Although the Depository may consider the TOIS rate in setting the interest rate, the rate paid to the Trust may be lower than the TOIS rate.”

The third and fourth sentences under the Risk Factor beginning “The interest rate paid by the Depository, if any, may not be the best rate . . .” on page 9 of the Prospectus are hereby deleted and replaced with the following: “The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in the TOIS rate, other market conditions or the Depository’s liquidity needs. Although the Depository may consider the TOIS rate in setting the interest rate, the rate paid to the Trust may be lower than the TOIS rate.”

The definition of “BBA rate” under “Glossary of Terms” on page 13 of the Prospectus is hereby deleted.

The following is hereby inserted under “Glossary of Terms” on page 14 of the Prospectus immediately following the definition of “Swiss Franc”:

“TOIS rate” – The Tom-Next Overnight Indexed Swap rate for the Swiss Franc as calculated by Cosmorex AG. The TOIS rate is an effective overnight reference rate for the Swiss Franc and is the benchmark for the interest rate to be paid to the Shareholders of the Trust.

Under “Investment Attributes of the Trust – Interest on Deposited Swiss Francs” the third and fourth sentences in the first paragraph on page 18 of the Prospectus are deleted and replaced with the following:

The Depository may change the rate at which interest accrues, including reducing the interest rate to zero, based upon changes in the TOIS rate, other market conditions or the Depository’s liquidity needs. Although the Depository may consider the TOIS rate in setting the interest rate, the rate paid to the Trust may be lower than the TOIS rate.

All other portions of the Prospectus shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is September 1, 2010